EX-99.1
                                            News
                   Release

Vectren Corporation

One Vectren Square

Evansville, IN  47708

Jan. 3, 2012
FOR IMMEDIATE RELEASE
Media contact: Chase Kelley, (812) 491-4128 or kckelley@vectren.com
Investor contact: Robert Goocher, (812) 491-4080 or rgoocher@vectren.com

Vectren Source, Vectren Corp.’s retail gas marketing subsidiary, sold to Direct Energy

Evansville, Ind. – Vectren Corporation (Vectren, NYSE: VVC) sold its wholly owned retail natural gas marketing subsidiary, Vectren Source (Source), to Direct Energy, one of North America’s largest competitive energy suppliers of electricity, natural gas and related services.

Source, which is headquartered in Evansville, Ind., provides natural gas and related services to approximately 280,000 residential and small business customers in Ohio, New York and northern Indiana.

“Given our company’s recent emphasis on growing our infrastructure and energy services businesses rather than  commodities businesses, such as energy marketing, now was the perfect time for us to move forward with this sale. We are pleased to have found a logical buyer in Direct Energy that is already an active participant in the retail energy markets and is willing to put additional capital to work to continue to grow the business,” said Carl Chapman, Vectren’s chairman, president and CEO. “We’re confident the transition will go smoothly for Source’s customers and that Direct Energy will maintain the excellent level of service our customers have come to expect.”

“I want to thank the Source employees for building a solid brand and growing a customer base in three states,” Chapman said.

The transaction was valued at $39 million, plus additional working capital. The total proceeds from the sale, including a small one-time gain, were used to pay down short-term debt resulting primarily from the peak working capital levels associated with gas inventory and other assets. After fair value adjustments to the working capital, the net value is about $30 million.

Vectren will retain ownership of GreenStreet Solutions., a start-up business with 10 employees that provides on-site home energy audits and professional energy usage expertise in and around the Cleveland, Cincinnati and Dayton, Ohio areas. Source had previously owned and operated GreenStreet Solutions.

Robert W. Baird & Co. Incorporated, acted as Vectren’s exclusive financial advisor for the transaction.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services, coal mining and energy marketing. To learn more about Vectren, visit http://www.vectren.com.

About Direct Energy
Direct Energy is one of North America’s largest energy and energy-related services providers with over 6 million residential and commercial customer relationships. Direct Energy provides customers with choice and support in managing their energy costs through a portfolio of innovative products and services. A subsidiary of Centrica plc (LSE: CNA), one of the world’s leading integrated energy companies, Direct Energy operates in 46 states plus DC and 10 provinces in Canada. To learn more about Direct Energy, please visit www.directenergy.com.